EXHIBIT D-2

[GRAPHIC OMITTED]         COMMONWEALTH OF PENNSYLVANIA
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION
                    P.O. BOX 3265, HARRISBURG, PA 17105-3265     IN REPLY PLEASE
                                                               REFER TO OUR FILE

                                                               G-00031014

                                  JUNE 25, 2003

RYAN RUSSELL OGDEN & SELTZER LLP
SUITE 301
1100 BERKSHIRE BLVD
READING PA 19610-1221
ATTN: MR JEFFREY A FRANKLIN

          Re:  Affiliated Interest Agreement for an Intercompany
               Tax Allocation Agreement among the FirstEnergy Companies

Dear Mr. Franklin:

     On May 21, 2003, Metropolitan Edison Company, Pennsylvania Electric Company, and Penn Power Company, collectively the "First Energy Pennsylvania Utilities", filed pursuant to Chapter 21 of the Pennsylvania Utility Code, 66 Pa. C.S. ss.2102, an Affiliated Interest Agreement requesting approval of an Intercompany Income Tax Allocation Agreement among the affiliated companies covered by the consolidated income tax filings. By Secretarial Letter dated June 19, 2003, the Commission extended the statutory consideration an additional 30 days or to July 20, 2003.

     Upon review of the filing, it does not appear that the arrangement is unreasonable and contrary to the public interest. Therefore, this filing is approved. However, approval of this filing does not constitute a determination that such a filing is consistent with public interest, and that the associated costs are reasonable or prudent for the purposes of determining just and reasonable rates. Furthermore, the Commission's approval is contingent upon the possibility that subsequent audits, reviews, and inquiry, in any Commission proceeding, may be conducted, pursuant to 66 Pa. C.S. ss.ss.2102, et seq.

     In addition, this approval will apply only to the agreement(s), services(s), matters, and parties specifically and clearly defined under this instant filing as well as any associated and previously filed filings.

                                         Sincerely,


                                         /s/ James J. McNulty
                                             ----------------
                                         James J. McNulty
                                         Secretary

Cc:  Kerry Klinefelter, FUS
     Janet Patrick, Secretary's Bureau